As filed with the Securities and Exchange Commission on January 10, 2007.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RPM International Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	02-0642224

(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258
(Address of Principal Executive Offices, including Zip Code)

RPM International Inc. 2007 Restricted Stock Plan
(Full Title of the Plan)

Edward W. Moore, Esq.	Copy to:
Vice President, General Counsel and Secretary	Thomas F. McKee, Esq.
RPM International Inc.	Calfee, Halter & Griswold LLP
2628 Pearl Road	1400 McDonald Investment Center
P.O. Box 777	800 Superior Avenue
Medina, Ohio 44258	Cleveland, Ohio 44114
(330) 273-5090	(216) 622-8200

(Name, address and telephone number, including area code,
of agent for service)

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed Maximum
	Amount to be	Offering Price	Aggregate Offering
Title of Securities to be Registered	Registered	Per Share	Price	Amount of Registration Fee
Common Stock, par value $0.01 per share (1)	1,000,000 shares (2)	$20.91 (3)	$20,910,000 (3)	$2,237.37

(1)	Includes rights (the “Rights”) to purchase shares of common stock, par value $0.01 per share (the “Common Stock”), of RPM International Inc. (the “Company”) under the Company’s Rights Agreement, as amended, that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the shares of Common Stock.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued or become issuable under the terms of the RPM International Inc. 2007 Restricted Stock Plan (the “Plan”), in order to prevent dilution resulting from any stock split, stock dividend, or similar transaction.

(3)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the high and low sales price of the Common Stock reported on the New York Stock Exchange on January 3, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The information required by Item 1 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     The written statement required by Item 2 is included in the documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents of the Company, previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:
(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006;

(ii)	The Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2006;

(iii)	The Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2006;

(iv)	The Company’s Current Report on Form 8-K filed with the Commission on July 24, 2006 (with respect to Items 1.01 and 1.02 only);

(v)	The Company’s Current Report on Form 8-K filed with the Commission on August 22, 2006;

(vi)	The Company’s Current Report on Form 8-K filed with the Commission on October 12, 2006;

(vii)	The Company’s Current Report on Form 8-K filed with the Commission on January 4, 2007 (with respect to information filed under Items 1.01, 1.02, 2.03, and 9.01 only);

(viii)	The Company’s Current Report on Form 8-K/A filed with the Commission on January 4, 2007;

(ix)	The description of the Company’s Common Stock and the Rights to purchase shares of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-3 (Registration No. 333-108647), filed with the Commission on September 9,

2003, including any amendment or report filed for the purpose of updating that description; and

(x)	The description of the Rights contained in the Company’s Registration Statement on Form 8-A filed with the Commission on May 11, 1999, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, other than the portions of such documents that by statute, by designation in such documents or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 145 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 145 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability, but in view of all the circumstances of the case, such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 145 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding (or any claim, issue or matter therein) and provides that a corporation may pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 145 includes provisions regarding who will determine that a given person is entitled to indemnification, and provides that the indemnification provided by or granted under Section 145 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
     Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the corporation may not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Accordingly, Article VIII of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that to the full extent permitted by the DGCL or any other applicable law, no director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company.
     Article IX of the Certificate of Incorporation provides in part that the Company shall, to the fullest extent permitted or required by the DGCL, indemnify any director or officer who was or is a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company, as a director, officer, employee or agent of certain other entities, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding.
     Both the DGCL and Article IX of the Certificate of Incorporation provide that the Company may maintain insurance to cover liability or losses incurred by directors and officers of the Company. The Company has purchased a Directors and Officers Liability Insurance Policy, which insures the directors and officers against certain liabilities that might arise in connection with their respective positions with the Company.
     The Company has entered into Indemnification Agreements with each of its directors and officers providing for additional indemnification protection beyond that provided by the Directors and Officers Liability Insurance Policy. In the Indemnification Agreements, the Company has agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the Certificate of Incorporation, the DGCL, or by any amendment(s) thereto.
     The above description is a general summary only and is qualified in its entirety by reference to applicable provisions of Delaware law, as well as by the Company’s Certificate of Incorporation and By-Laws and applicable agreements between the Company and its directors and officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

     The exhibits listed on the accompanying Exhibit Index are incorporated herein by reference.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medina, State of Ohio, on this 10th day of January, 2007.

RPM INTERNATIONAL INC.
By:	/s/ Frank C. Sullivan
Frank C. Sullivan
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 10th day of January, 2007.

Signature	Title

/s/ Frank C. Sullivan	President, Chief Executive Officer and a Director
Frank C. Sullivan	(Principal Executive Officer)

/s/ Robert L. Matejka	Vice President, Chief Financial Officer and Controller
Robert L. Matejka	(Principal Financial and Accounting Officer)

/s/ Thomas C. Sullivan Thomas C. Sullivan	Chairman and a Director

/s/ Dr. Max D. Amstutz Dr. Max D. Amstutz	Director

/s/ Edward B. Brandon Edward B. Brandon	Director

/s/ Bruce A. Carbonari Bruce A. Carbonari	Director

/s/ James A. Karman James A. Karman	Director

/s/ Donald K. Miller Donald K. Miller	Director

Signature	Title

/s/ William A. Papenbrock William A. Papenbrock	Director

/s/ Charles A. Ratner Charles A. Ratner	Director

/s/ William B. Summers, Jr. William B. Summers, Jr.	Director

/s/ Dr. Jerry Sue Thornton Dr. Jerry Sue Thornton	Director

/s/ Joseph P. Viviano	Director
Joseph P. Viviano

EXHIBIT INDEX

Exhibit Number	Description

4.1	Specimen Certificate of common stock, par value $0.01 per share, of the Company, which is incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 (Registration No. 333-101501), as filed with the Commission on November 27, 2002.

4.2	Rights Agreement, by and between RPM International Inc. (as successor to RPM, Inc.) and Harris Trust and Savings Bank dated as of April 28, 1999, which is incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, as filed with the Commission on May 11, 1999 (File No. 001-14187).

4.2.1	Amendment to Rights Agreement dated as of December 18, 2000 by and among RPM International Inc. (as successor to RPM, Inc.), Computershare Investor Services (formerly Harris Trust and Savings Bank) and National City Bank, which is incorporated herein by reference to Exhibit 4.4.1 of the Company’s Annual Report on Form 10-K for the period ended May 31, 2001 (File No. 001-14187).

4.2.2	Second Amendment to Rights Agreement, dated as of October 15, 2002, among RPM, Inc., National City Bank (as successor rights agent to Computershare Investor Services (formerly Harris Trust and Savings Bank) and RPM International Inc., which is incorporated herein by reference to Exhibit 4.4.2 to the Company’s Registration Statement on Form S-8 (Registration No. 333-101501), as filed with the Commission on November 27, 2002.

4.3	RPM International Inc. 2007 Restricted Stock Plan, which is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on October 12, 2006 (File No. 001-14187).

5.1 *	Opinion of Calfee, Halter & Griswold LLP, counsel to the Company.

23.1 *	Consent of Ernst & Young LLP.

23.2 *	Consent of Ciulla, Smith & Dale, LLP.

23.3*	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1).

*	Filed herewith.